Exhibit 99.1

CONTACT INFORMATION:

Investors and Financial Media:

Tony Rossi

Financial Profiles, Inc.

310-478-2700 x13

NARA BANCORP ANNOUNCES RESIGNATION OF

CHRISTINE OH AS ACTING CHIEF FINANCIAL OFFICER

LOS ANGELES – August 2, 2010 – Nara Bancorp, Inc. ( “Nara Bancorp”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”), today announced that Christine Oh has resigned as Acting Chief Financial Officer in order to accept a permanent CFO position at another financial institution. Alvin Kang, President and Chief Executive Officer of Nara Bancorp, will also serve as Acting Chief Financial Officer until a permanent CFO is retained. Mr. Kang previously served as CFO of Nara Bancorp and the Bank prior to his appointment to the position of President and CEO.

“We thank Christine for her many years of hard work and loyalty to Nara Bancorp and the Bank,” said Mr. Kang. “We wish her the best in her future endeavors.”

Nara Bancorp is in the final stages of the search process for a permanent Chief Financial Officer.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, 21 branches and one loan production office in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, and a loan production office in Texas. Nara Bank was founded specifically to serve the needs of Korean-Americans. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.

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